Exhibit 5.1

November 5, 2010

Calumet Specialty Products Partners, L.P.
2780 Waterfront Pkwy E. Drive, Suite 200
Indianapolis, Indiana 46214

Ladies and Gentlemen:

We have acted as counsel to Calumet Specialty Products Partners, L.P., a Delaware limited partnership (the “Partnership”) and its subsidiaries with respect to the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof by the Partnership, Calumet Finance Corp., a Delaware corporation and wholly owned subsidiary of the Partnership (“Calumet Finance”), Calumet Operating, LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (“Calumet Operating”), Calumet LP GP, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Partnership (“Calumet LP GP”), Calumet Sales Company Incorporated, a Delaware corporation and indirect wholly owned subsidiary of the Partnership (“Reseller”), Calumet Penreco, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Partnership (“Calumet Penreco” and, together with Calumet Operating, Calumet LP GP and Reseller, the “Delaware Guarantors”), Calumet Lubricants Co., Limited Partnership, an Indiana limited partnership and indirect wholly owned subsidiary of the Partnership (“Calumet Lubes”), Calumet Shreveport Lubricants & Waxes, LLC, an Indiana limited liability company and indirect wholly owned subsidiary of the Partnership (“Shreveport Lubes”), Calumet Shreveport Fuels, LLC, an Indiana limited liability company and indirect wholly owned subsidiary of the Partnership (“Shreveport Fuels”), and Calumet Shreveport, LLC, an Indiana limited liability company and indirect wholly owned subsidiary of the Partnership (“Calumet Shreveport” and, together with Calumet Lubes, Shreveport Lubes and Shreveport Fuels, the “Indiana Guarantors”; and, the Indiana Guarantors and Delaware Guarantors are collectively referred to herein as the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration (the “Registration”) under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale, from time to time, pursuant to Rule 415 under the Securities Act:

(1) by the Partnership of up to $1 billion maximum aggregate offering price of (a) common units representing limited partner interests in the Partnership (the “Common Units”) and (b) debt securities, which may be co-issued by Calumet Finance, in one or more series, consisting of notes, debentures or other evidences of indebtedness (the “Debt Securities”); and

(2) of guarantees of the Debt Securities by the Delaware Guarantors (the “Delaware Guarantees”) and the Indiana Guarantors (the “Indiana Guarantees” and, together with the Delaware Guarantees, the “Guarantees”).

The Common Units, Debt Securities and Guarantees are collectively referred to herein as the “Securities.” We have also participated in the preparation of the prospectus (the “Prospectus”) contained in the Registration Statement, to which this opinion is an exhibit. The Securities will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements (each, a “Prospectus Supplement”) to the Prospectus. Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectus.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

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In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement, including the Prospectus, (ii) the form of Senior Indenture relating to the Debt Securities (the “Senior Indenture”) and filed as an exhibit to the Registration Statement, (iii) the form of Subordinated Indenture relating to the Debt Securities (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”) and filed as an exhibit to the Registration Statement, (iv) the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated January 31, 2006, as amended by Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated July 5, 2006, and by Amendment No. 2 to the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated April 15, 2008, (v) the Certificate of Limited Partnership filed with the Secretary of State of Delaware pursuant to the Delaware Revised Uniform Limited Partnership Act in connection with the formation of the Partnership, (vi) the Amended and Restated Limited Liability Company Agreement of the Calumet GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), dated January 31, 2006, (vii) the Certificate of Formation of the General Partner filed with the Secretary of State of Delaware pursuant to the Delaware Limited Liability Company Act in connection with the formation of the General Partner, (viii) the Bylaws of Calumet Finance, dated August 20, 2007, (ix) the Certificate of Incorporation of Calumet Finance filed with the Secretary of State of Delaware pursuant to the Delaware General Corporation Law in connection with the formation of the Partnership, (x) the certificate of formation or certificate of incorporation, as applicable, and limited liability company agreement or bylaws, as applicable, of each of the Delaware Guarantors, (xi) resolutions of the boards of directors of the General Partner, Calumet Finance and each of the Delaware Guarantors, each dated as of November 2, 2010, approving and authorizing the Registration by the Partnership, Calumet Finance and each of the Guarantors, (xii) the form of certificate representing Common Units filed as an exhibit to the Registration Statement and (xiii) such statutes and other instruments and documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have reviewed certain certificates of officers of the General Partner, Calumet Finance and Reseller and of public officials, and we have relied on such certificates with respect to certain factual matters that we have not independently established.

In connection with this opinion, we have assumed that:

(1) each document submitted to us for review, and the information contained in each such document, is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine;

(2) each person signing the documents we examined has the legal capacity and authority to do so;

(3) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete;

(4) the certificates for the Common Units will conform to the form thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Units;

(5) each of the Partnership, Calumet Finance and the Delaware Guarantors is duly organized or incorporated and is validly existing and in good standing under the laws of the State of Delaware;

(6) each of the Indiana Guarantors is duly organized and is validly existing under the laws of the State of Indiana;

(7) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective;

(8) a Prospectus Supplement will have been prepared and filed with the Commission describing the Securities offered thereby;

(9) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement;

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(10) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Partnership and the other parties thereto;

(11) the Senior Indenture will be duly authorized, executed and delivered by the parties thereto, the Subordinated Indenture will be duly authorized, executed and delivered by the parties thereto, and the Debt Securities will be duly authorized, executed and delivered by the parties thereto; and

(12) any Securities issuable upon conversion, exchange or exercise of the Securities being offered will have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.

Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinions that:

(1) With respect to the Common Units, when (a) the Partnership has taken all necessary action to approve the issuance of such Common Units, the terms of the offering thereof and related matters and (b) the Common Units have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Partnership upon payment of the consideration thereof or provided for therein, then the Common Units, whether issued directly or in exchange for, or upon conversion or exercise of, the Securities, will be validly issued, fully paid and nonassessable.

(2) With respect to the Debt Securities and the Delaware Guarantees, when (a) the applicable Indentures have been duly qualified under the Trust Indenture Act of 1939, as amended; (b) the Partnership, Calumet Finance and the Guarantors, as applicable, have taken all necessary action to approve the issuance and terms of such Debt Securities and Guarantees, the terms of the offering thereof and related matters; (c) the terms of such Debt Securities and of their issuance and sale have been duly established in conformity with the applicable Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Partnership, Calumet Finance or any Guarantor and so as to comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over Partnership, Calumet Finance or any Guarantor; and (d) such Debt Securities and Guarantees have been duly issued and delivered as contemplated in the Registration Statement and duly authorized, executed, authenticated, issued and delivered in accordance with the provisions of the applicable Indenture and the applicable definitive purchase, underwriting or similar agreement approved by the Partnership, Calumet Finance and the Guarantors, as applicable, upon payment of the consideration thereof or provided for therein, such Debt Securities and Delaware Guarantees will be legally issued and will constitute valid and legally binding obligations of the Partnership, Calumet Finance and the Delaware Guarantors, as applicable, enforceable against the Partnership, Calumet Finance and the Delaware Guarantors, as applicable, in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by judicial discretion.

The opinions expressed herein are qualified in the following respects:

(1) We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indentures or Delaware Guarantees that purport to waive or not give effect to the rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

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(2) The foregoing opinions are limited in all respects to the federal laws of the United States of America, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act, the Delaware General Corporation Law, the Constitution of the State of Delaware and the laws of the State of New York, in each case including the applicable statutory provisions to these laws, the rules and regulations underlying such provisions, and the applicable judicial and regulatory determinations interpreting these laws. We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the references to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.